SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO. __________)



                           COMMODORE HOLDINGS LIMITED
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    G23257101
-------------------------------------------------------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

-----------------------------------                 ----------------------------
CUSIP NO. G23257101                                   PAGE 2 OF 4 PAGES
-----------------------------------                 ----------------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          JEFFREY I. BINDER AND ROSALIE BINDER, as tenants by the entireties
          ###-##-####                 ###-##-####
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
      NUMBER OF                        0
      SHARES             -------------------------------------------------------
      BENEFICIALLY             6      SHARED VOTING POWER
      OWNED BY
      EACH                            750,000
      REPORTING          -------------------------------------------------------
      PERSON                   7      SOLE DISPOSITIVE POWER
      WITH
                                       0
                         -------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                      750,000
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          750,000
--------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [X]

          This amount excludes 500,000 shares of Common Stock and Options to acquire 250,000 shares of Common Stock owned by JeMJ Financial Services, Inc., a company which is controlled by Mr. Binder individually.
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.9
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                Page 2 of 4 pages

Item 1(a).     Name of Issuer: COMMODORE HOLDINGS LIMITED

Item 1(b).     Address of Issuer's Principal Executive Offices:

                       4000 Hollywood Boulevard, Suite 385
                       South Tower
                       Hollywood, FL  33021

Item 2(a).     Name of Person Filing:

                       Jeffrey I. and Rosalie Binder, tenants by the entireties

Item 2(b).     Address of Principal Business Office or, if none, Residence:

                       4000 Hollywood Boulevard, Suite 385
                       South Tower
                       Hollywood, FL  33021

Item 2(c).     Citizenship:  See Item 4 on Cover Page

Item 2(d).     Title of Class of Securities: COMMON STOCK

Item 2(e).     CUSIP Number: G23257101

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                       NOT APPLICABLE

Item 4.        Ownership:  See Items 5-11 of Cover Page

Item 5.        Ownership of Five Percent or Less of a Class:  NOT APPLICABLE

Item 6.        Ownership of More than Five Percent on Behalf of Another Person:

                        NOT APPLICABLE




                                Page 3 of 4 pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
               Company: NOT APPLICABLE

Item 8.        Identification and Classification of Members of the Group:  NOT
               APPLICABLE

Item 9.        Notice of Dissolution of Group:  NOT APPLICABLE

Item 10.       Certification:  NOT APPLICABLE



                                    SIGNATURE

               After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.



/s/ Jeffrey I. Binder                                /s/ Rosalie Binder
-----------------------------                        -------------------------
Name:  Jeffrey I. Binder                             Rosalie Binder
Title: Chairman of the Board

Dated:  February 12, 1997




                                Page 4 of 4 pages